FIRST AMENDMENT TO SUBADVISORY AGREEMENT BY AND AMONG
              SURGEONS DIVERSIFIED INVESTMENT FUND, SURGEONS ASSET MANAGEMENT, LLC AND NORTHERN TRUST INVESTMENTS, N.A.



      WHEREAS, Surgeons Diversified Investment Fund, an Ohio Business Trust (the "Trust"), Surgeons Asset Management, LLC, a Delaware limited liability company (the "Manager") and Northern Trust Investments, N.A., a registered investment advisor organized under the laws of the State of Illinois (the "Subadviser") have previously entered into that certain Subadvisory Agreement dated effective as of September 1, 2006 (the "Agreement"); and

      WHEREAS, the Trust, Manager and Subadviser now wish to revise the Agreement to reflect the fact that certain assets managed by the Subadviser on behalf of the Trust will be invested in a money market fund which itself pays a fee to the Subadviser or an affiliate of the Subadviser and that such assets should be excluded in calculating the fee payable to the Subadviser under the Agreement;

      WHEREAS, in order to implement this change, Section 5 of the Agreement requires amendment;

      NOW THEREFORE, in exchange for the mutual promises exchanged herein, the parties agree that Section 5 of the Agreement shall be and hereby is replaced in its entirety as follows:

"5.    COMPENSATION OF THE SUBADVISER.

      As compensation for the services to be rendered and duties undertaken hereunder by the Subadviser, the Manager will pay to the Subadviser a quarterly Subadvisory fee equal to 0.30% per annum of the average daily net assets of the portion of the Fund managed by the Subadviser, less the average daily amount of such net assets that are invested in a money market fund which itself pays an advisory fee to the Subadviser. The minimum fee to the Subadviser will be $10,500 per quarter ($42,000 annually)."

      In all other respects, the Agreement shall and hereby does remain in full force and effect.

      This First Amendment to the Agreement (the "Amendment") shall be effective as of January 1, 2007.



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      IN WITNESS  WHEREOF,  the parties  hereto have caused this Amendment to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

SURGEONS ASSET                                     SURGEONS DIVERSIFIED
MANAGEMENT, LLC                                    INVESTMENT FUND

By:   Gay Vincent                               By:  /s/ Savitri P. Pai
    --------------------------------               -----------------------------
Gay Vincent, Comptroller                        Savitri P. Pai, Esq., President


NORTHERN TRUST INVESTMENTS, N.A.

By:   /s/ Frank D. Szymaneck
    --------------------------------
Frank D. Szymaneck, Vice President